                            SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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                            GOTHIC ENERGY CORPORATION
                (Name of Registrant as Specified in Its Charter)

                                 NOT APPLICABLE
       (Name of Person(s) Filing Proxy Statement if other than Registrant)


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

                            GOTHIC ENERGY CORPORATION



                           NEWS FOR IMMEDIATE RELEASE

OCTOBER 26, 2000

                       GOTHIC ENERGY CORPORATION ANNOUNCES
                      THIRD QUARTER 2000 FINANCIAL RESULTS

Tulsa,Oklahoma...GOTHIC ENERGY CORPORATION (OTC BULLETIN BOARD: GOTH) today announced the financial results for the three and nine month periods ended September 30, 2000.

FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2000

Natural gas and oil sales for the three months ended September 30, 2000 were $21.2 million compared to $13.6 million for the same period last year, an increase of 56%. This increase was due primarily from higher commodity prices in the natural gas and oil industry during 2000. On a natural gas equivalent basis, the Company's net production volumes were 7.1 Bcfe for the three months ended September 30, 2000, compared to 6.4 Bcfe in 1999. Natural gas production volume for the three months ended September 30, 2000 was 6.9 Bcf, compared to 6.1 Bcf produced during the same period in 1999. Gothic's average natural gas sales price for the three months ended September 30, 2000 was $3.00 per Mcf compared to $2.08 per Mcf in the prior year period. Oil production volume for the three months ended September 30, 2000 was 29 MBbls, compared to 45 MBls for the three months ended September 30, 1999. Gothic's average oil sales price for the three months ended September 30, 2000 was $20.14 per Bbl compared to $19.07 per Bbl in the prior year period.

Earnings before interest, taxes, depreciation and amortization (EBITDA) increased 60% to $17.0 million for the three months ended September 30, 2000 from $10.6 million for the same period in 1999. Cash flow from operations before changes in working capital for the three months ended September 30, 2000 was $10.2 million, compared to cash flow from operations before changes in working capital of $4.0 million for the same period in 1999. The Company recorded net income of $1.3 million (a loss of $0.05 per share after preferred dividends and amortization of preferred discount costs) for the three months ended September 30, 2000 compared to a net loss of $4.3 million ($0.37 per share) for the prior year period.

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000

Production for the nine months ended September 30, 2000 was 20.2 Bcfe, compared to 19.7 Bcfe for the same period in 1999. Total revenues for the first nine months of 2000 increased 42% to $55.1 million as compared to $38.8 million for the first nine months of 1999. The increase in revenues for the nine-month period was primarily due to higher commodity prices in the natural gas and oil industry in 2000. Gothic's EBITDA for the nine months ended September 30, 2000 increased 50% to $43.0 million from $28.7 million for the same period in 1999.

Net loss for the nine months ended September 30, 2000 was $2.1 million ($.46 per share) compared to a net loss of $14.8 million ($1.27 per share) for the nine months ended September 30, 1999. Gothic's cash flow from operations before changes in working capital for the nine months ended September 30, 2000 was $22.8 million, compared to $9.7 million for the nine months ended September 30, 1999.

HEDGING ACTIVITIES

In July 1999 the Company entered into a costless collar agreement with respect to the production of 50,000 MMBTU per day during the period of November 1999 through March 2000, which placed a floor of $2.30 per MMBTU and a ceiling of $3.03 per MMBTU. Collar arrangements limit the benefits the Company will realize if actual prices rise above the ceiling price. These arrangements provide for the Company to exchange a floating market price for a fixed range contract price. Payments are made by the Company when the floating price exceeds the fixed range for a contract month and payments are received when the fixed range price exceeds the floating price. The commodity reference price for the contract was the Panhandle Eastern Pipeline Company, Texas, and Oklahoma Mainline Index. In August 1999, the Company entered into a hedge agreement covering 10,000 barrels of oil per month at a price of $20.10 per barrel. This hedge was in effect from September 1999 through August 2000. Gain and losses on such natural gas and oil contracts are reflected in revenues when the natural gas or crude oil is sold.

Additionally, in January 2000, Gothic entered into a hedge agreement covering 50,000 MMBTU per day at a fixed price of $2.435 per MMBTU. This hedge was in effect from April 2000 through October 2000. In February 2000, Gothic entered into a hedge agreement covering 20,000 MMBTU per day at a fixed price of $2.535 per MMBTU for April 2000 and $2.555 per MMBTU for May 2000. This hedge was in effect for the months of April and May 2000. The commodity price for both contracts was the Panhandle Eastern Pipeline Company, Texas, Oklahoma Mainline Index.

In September 2000, the Company entered into hedge contracts for the months of November and December 2000, for 60,000 MMBTU per day at a price of $4.88 and $5.00, respectively. The commodity price for both contracts is the Panhandle Eastern Pipeline Company, Texas, Oklahoma Mainline Index. Hedging activities reduced third quarter 2000 realized prices by $1.23 per Mcf and $11.07 per barrel, and reduced natural gas and oil sales by $8.1 million. Hedging activities reduced the nine months ended September 30, 2000 realized prices by $0.62 per Mcf and $7.23 per barrel, and reduced natural gas and oil sales by $12.9 million.

CURRENT OPERATIONS

After the drilling and completion of 33 gross wells (11 net wells) in 2000, the Company had an additional 7 wells in various stages of drilling, completion or evaluation at September 30, 2000. Since September 30, 2000, two of those wells have been completed and are on-line and producing.

The Company estimates that net ultimate reserves of 23.9 Bcfe are attributable to the wells completed by September 30, 2000. The Company estimates the drilling activities during the first nine months of 2000 have resulted in replacement of 119% of production through September 30, 2000 at an average finding cost of $.75 Mcfe. The Company exited the third quarter with a daily run rate of 79 Mmcfe and is currently producing approximately 81 Mmcfe per day.

CHESAPEAKE MERGER

On June 30, 2000 Gothic entered into a letter of intent to merge into Chesapeake Energy Corporation. The parties executed a definitive merger agreement on September 8, 2000 and Gothic has scheduled a special meeting of shareholders to vote on the merger on December 12, 2000. The merger will result in Gothic being a wholly owned subsidiary of Chesapeake, with Gothic's common shareholders, excluding shareholdings of Chesapeake, receiving 4.0 million shares of Chesapeake in exchange for their Gothic shares. The merger is expected to be completed promptly after shareholder approval and other closing conditions have been fulfilled, but no later than January 2001.

Gothic Energy Corporation and Chesapeake Energy Corporation have filed with the Securities and Exchange Commission a proxy statement/prospectus in preliminary form and plan to file a definitive proxy statement/prospectus and other relevant documents concerning the proposed merger transaction. The proxy statement/prospectus will be sent to shareholders of Gothic Energy Corporation on or about November 2, 2000, seeking their approval of the proposed transaction. We urge our shareholders to carefully read the definitive proxy statement/prospectus, and any other relevant documents filed with the SEC, because they will contain important information. Investors may obtain free of charge, a copy of the preliminary and definitive proxy statement/prospectus and other documents filed by Gothic Energy Corporation or by Chesapeake Energy Corporation with the SEC at the SEC's website, www.sec.gov. In addition, documents filed with the SEC by Gothic Energy Corporation will be available, free of charge upon written request to Gothic Energy Corporation, 6120 South Yale Avenue, Suite 1200, Tulsa, Oklahoma, 74136. Documents filed with the SEC by Chesapeake Energy Corporation will be available, free of charge from Chesapeake Energy Corporation, 6100 North Western Avenue, Oklahoma City, Oklahoma, 73118.

This press release may contain projections and other forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Any such projections or statements reflect the Company's current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ materially from those projected is included in the Company's periodic reports filed with the Securities and Exchange Commission.

Gothic Energy Corporation is an oil and gas acquisition, exploitation, development and production company headquartered in Tulsa, Oklahoma. Additional information may be obtained by contacting officers of the company, Michael Paulk or Steven Ensz at the corporate headquarters. Gothic is located at 6120 South Yale Avenue, Suite 1200, Tulsa, Oklahoma, 74136, telephone number (918) 749-5666, facsimile (918) 749-5882.

                            GOTHIC ENERGY CORPORATION
                        SUMMARIZED FINANCIAL INFORMATION
                      (IN THOUSANDS EXCEPT PER SHARE DATA)


                                                                           THREE MONTHS ENDED     NINE MONTHS ENDED
                                                                              SEPTEMBER 30,          SEPTEMBER 30,
                                                                           ------------------     -----------------
                                                                            2000        1999       2000       1999
                                                                           ------      ------     ------     ------
PRODUCTION DATA

  Oil (MBbls)                                                                  29          45         108         120
  Natural gas (MMcf)                                                        6,879       6,104      19,520      18,995
  Natural gas equivalent (MMcfe)                                            7,053       6,374      20,168      19,715
  Oil ($/Bbl)                                                            $  20.14    $  19.07    $  21.35    $  15.86
  Gas ($/Mcf)                                                            $   3.00    $   2.08    $   2.60    $   1.85

INCOME STATEMENT DATA

REVENUES
  Oil and gas                                                            $ 21, 244   $ 13,556    $ 53,107    $ 36,973
  Well operations                                                             660         594       2,016       1,853
                                                                         --------    --------    --------    --------
TOTAL REVENUES                                                             21,904      14,150      55,123      38,826

EXPENSES
  Lease operating                                                           3,387       2,477       7,830       7,073
  General and administrative                                                1,240       1,078       3,216       3,062
   Investment banking and related fees                                        306          --       1,091          --
                                                                         --------    --------    --------    --------
EBITDA                                                                     16,971      10,595      42,986      28,686

  Depreciation, depletion & amortization                                   (5,597)     (5,456)    (15,572)    (16,108)
  Interest and financing costs                                            (10,141)     (9,473)    (29,631)    (28,200)
  Other, net                                                                   92          38         141         855
                                                                         --------    --------    --------    --------
NET INCOME (LOSS)                                                           1,325      (4,296)     (2,076)    (14,767)

  Preferred dividend                                                        1,953       1,738       5,668       5,029
  Preferred dividend - amortization of preferred
     discount                                                                 462         462       1,386       1,385
                                                                         --------    --------    --------    --------
NET LOSS AVAILABLE FOR COMMON SHARES                                     $ (1,090)   $ (6,496)   $ (9,130)   $(21,181)
                                                                         ========    ========    ========    ========

PER SHARE DATA
  Net loss - basic and diluted                                           $  (0.05)   $  (0.37)   $  (0.46)   $  (1.27)
                                                                         ========    ========    ========    ========
  Weighted average shares outstanding-basic and
     diluted                                                               21,830      17,463      19,742      16,683
                                                                         ========    ========    ========    ========

BALANCE SHEET DATA
  Cash and cash equivalents                                              $ 12,823     $ 2,946
  Other current assets                                                     17,447       9,512
  Total assets                                                            256,063     237,583
  Current liabilities                                                      35,212      20,155
  Long term debt, net                                                     318,751     312,297
  Stockholders' equity                                                   (101,222)    (98,671)
  Total liabilities and stockholders' equity                              256,063     237,583